Filed Pursuant to Rule 424(b)(2)
                                                    Registration No. 333-60474

Pricing Supplement No. 8 dated March 6, 2003
(to Prospectus Supplement dated December 23, 2002
and Prospectus dated June 14, 2001)

LEHMAN BROTHERS HOLDINGS INC.
Lehman Notes, Series A
Due Nine Months or More from the Date of Issue

Trade Date:             March 6, 2003

Issue Date:             March 11, 2003



CUSIP       Aggregate       Price to    Gross       Named       Dealers'
Number      Principal       Public      Agents'     Agents'     Selling
            Amount                      Concession  Concession  Concession

52519FAR2   $1,986,000.00   100.00%     1.80%       1.60%       1.20%
52519FAS0   $7,866,000.00   100.00%     2.70%       2.50%       2.00%


CUSIP       Net Proceeds    Interest Rate
Number      to Issuer       per Annum

52519FAR2   $1,950,252.00   4.70%
52519FAS0   $7,653,618.00   5.40%



CUSIP       Interest Payment        First Interest       Maturity
Number      Dates                   Payment Date         Date

52519FAR2   Monthly on the 15th,    April 15, 2003       March 6, 2013
            and on the Maturity
            Date
52519FAS0   Monthly on the 15th,    April 15, 2003       March 6, 2020
            and on the Maturity
            Date


CUSIP       Survivor's     Right of Issuer to Redeem Notes or of
Number      Option         Holder to Require Repayment of Notes
            (Yes/No)

52519FAR2   Yes            The Note may be redeemed prior to the Maturity Date
                           at the option of Lehman Brothers Holdings, in whole or in part, at a price equal to 100% of the principal amount being redeemed, monthly on the 15th, commencing April 15, 2008. Notice of redemption will be given not more than 60 nor less than 30 days prior to the redemption date.

                           The holder of the Note may not elect repayment of the Note by Lehman Brothers Holdings prior to the Maturity Date except pursuant to the Survivors' Option, if applicable.

52519FAS0   Yes            The Note may be redeemed prior to the Maturity Date
                           at the option of Lehman Brothers Holdings, in whole or in part, at a price equal to 100% of the principal amount being redeemed, monthly on the 15th, commencing April 15, 2008. Notice of redemption will be given not more than 60 nor less than 30 days prior to the redemption date.

                           The holder of the Note may not elect repayment of the Note by Lehman Brothers Holdings prior to the Maturity Date except pursuant to the Survivors' Option, if applicable.



Other Terms:            None


Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.